UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 31, 2014
Date of Report (Date of earliest event reported)

Viad Corp
(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Departure of Certain Officers

On March 31, 2014, Mr. G. Michael Latta retired as Chief Accounting Officer - Controller of Viad Corp (the “Company”).

(c) Appointment of Certain Officers

Ms. Leslie S. Striedel has been appointed Chief Accounting Officer of the Company, effective as of April 1, 2014. Ms. Striedel, age 51, has held a variety of positions in accounting, finance, tax and administration prior to joining the Company in March 2014 as Vice President of Finance. From 2010 to 2013, Ms. Striedel served as Vice President of Finance and Administration or similar positions with Colt Defense LLC, a designer, developer and manufacturer of firearms for military, personal defense and recreational purposes, where she led the implementation of the company’s Sarbanes-Oxley compliance program, oversaw its internal and external financial reporting and assumed management responsibilities related to human resources and IT. From 2004 until 2010, Ms. Striedel served as Vice President of Finance, Director of Financial Reporting and Compliance and Corporate Controller of White Electronic Designs Corp (now a subsidiary of Microsemi Corporation), a $100 million public company manufacturing circuits and semiconductors. Prior to 2004, Ms. Striedel served as Corporate Controller of MD Helicopters, an international helicopter manufacturer, Corporate Controller of Fluke Networks (formerly Microtest, Inc.), a publicly-traded manufacturing and technology company, and Senior Tax Manager of KPMG LLP.

Ms. Striedel will receive salary, annual incentive awards (if earned) and long-term incentive awards in the form of performance units and restricted stock, and will participate in other compensation and benefit programs, at levels consistent with her position and scope of responsibility. The Company’s compensation and benefit plans are more fully described in the “Compensation Discussion and Analysis” section of the Company's Proxy Statement on Schedule 14A relating to its 2013 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 4, 2013 and incentive plans and incentive plan agreements are included as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2013.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp
(Registrant)

April 4, 2014	By:	/s/ Ellen M. Ingersoll
Ellen M. Ingersoll
Chief Financial Officer